EXHIBIT 10.6

Michael B. Polk
Chief Executive Officer

May 12, 2016

William Burke
Via email

Dear Bill,

I am very pleased to offer you the position of President, Jarden Group for Newell Brands Inc. (“Newell” or “Company”). This position will report to Michael Polk, Chief Executive Officer. Your employment in this role commenced effective April 15, 2016 (the “Employment Commencement Date” or “ECD”). Your starting salary will be $35,416.67 per pay period (paid semi-monthly), $850,000 annualized. Within thirty days of the date of this letter, you will be paid, in a lump sum, an amount as necessary to reflect an adjustment to your annualized base salary to $850,000 retroactive to April 15, 2016.

You will be eligible to participate in the compensation and benefits programs as outlined below, as well as all other compensation and benefits programs applicable to employees at your level.

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Leadership Equity Award Program (LEAP):  You will be eligible to participate in the Newell Leadership Equity Award Program (LEAP), subject to its terms, with a target annual award having a grant value of 390% of your annual base salary amount. Your LEAP award for 2016 shall be granted at the same time as other 2016 LEAP awards are granted to senior executives of the Company generally. Long-term incentive awards at your level are expected to be 100% performance-based restricted stock units, as decided by the Organizational Development and Compensation Committee of the Board of Directors (the “Committee”). Actual share payouts for performance-based LEAP awards may range between 0-200% of target based on Company and individual performance. The final terms of all LEAP grants shall be as determined by the Committee.

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Management Bonus Plan: You will be eligible to participate in our Management Bonus Plan. Your target bonus is 100% of earned base salary. Your bonus payout opportunity ranges from 0-200% of your targeted payout amount. Payout targets and bonus criteria are reviewed each year and may change from time to time.

Post-Termination.
If your employment is terminated by the Company for any reason other than Good Cause (defined below), you shall be entitled to the following benefits:

1.
Severance pay in a total amount calculated pursuant the US Newell Severance Plan, in effect on the date of your termination, that applies to executives at your level (“Severance Plan”), presently providing 52 weeks of weekly base compensation thereunder, subject to applicable limitation as to amount under the Severance Plan, which severance will be payable in a lump sum no later than 60

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days after your termination date (provided that if such 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be made in the second calendar year). This severance offer also includes any other benefits in the Severance Plan that run concurrently with severance pay under the Severance Plan, which may include a COBRA subsidy and outplacement services.

2.
Your Management Bonus prorated by a fraction, the numerator of which is the number of days in the fiscal year in which your date of termination occurs through your date of termination and the denominator of which is three hundred sixty-five (365). This partial bonus payment will not be subject to any individual performance modifier, but will be paid out on the basis of actual corporate performance levels; provided that the Committee may exercise negative discretion to reduce the amount payable to a target payout level where the payout based upon achievement of actual performance levels exceeds the target payout. This partial bonus will be paid at the same time as Management Bonuses are paid to active Company employees, no later than March 15th of the following year.

3.
Subject to the following paragraph 4, all unvested stock options and LEAP awards shall forfeit except for a pro rata portion of those LEAP awards and stock options which would have otherwise vested during the 3-year period after your termination date. The portion of your unvested LEAP and option awards which shall be permitted to vest as if you remained employed during that 3-year period shall be calculated on a pro rata basis for each individual award to reflect the number of days between the grant date and your termination date relative to the total number of days constituting the vesting period of such award.

4.
If such termination occurs within 36 months following the ECD, all unvested stock options and restricted shares shall forfeit except for those LEAP awards and stock options which would have otherwise vested during the 36-month period after your termination date, all of which shall be permitted to vest as if you remained employed during that 3-year period. The provisions of this paragraph 2 shall also apply should you choose to retire at the end of the 36-month period after your ECD.

5.
You remain eligible to exercise any vested stock options throughout the Option Exercise Period (defined as 52 weeks from the termination date) provided that no stock option will be exercisable under this provision after the earlier of: (i) the end of the Option Exercise Period, (ii) the latest date the option could have expired under its original terms and (iii) the tenth (10th) anniversary of the date of the original grant.

6.
You will be required to sign a reasonable separation agreement (including confidentiality, non-solicitation and non-competition obligations) and release of claims provided to you by Newell in order for you to receive the foregoing severance items.

7.	These above described severance provisions are in lieu of any payments or benefits under any US or other severance pay plan, statute or regulation.

8.
“Good Cause” is defined as failure or refusal to follow a lawful order of the Board of Directors, Newell’s senior management or your direct supervisor; misconduct; and/or violating Newell policy or its Code of Conduct & Ethics.

9.
Notwithstanding anything else set forth herein to the contrary, in the event you are actually entitled to receive benefits following a termination of your employment under your Employment Security Agreement as a result of the occurrence of a Change in Control (as defined therein) prior to your termination, you will not be entitled to receive severance benefits pursuant to this letter agreement, and your severance benefits will be governed exclusively by the terms of your Employment Security Agreement, unless you elect to receive severance benefits under the terms of this letter and waive any benefits to which you are entitled under the Employment Security Agreement.

Please note:

You will be solely responsible for any associated tax filings and payment of taxes associated with your employment, without any gross-up or additional compensation from the Company, provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company.

Payments and benefits provided under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code, which is the law that regulates severance pay. This offer letter shall be construed, administered, and governed in a manner that affects such intent, and Newell shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in a the imposition of additional tax under Code Section 409A. Although Newell shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

Bill, we are pleased you will continue to support our company Growth Game Plan and contribute to Newell’s success. This is a significant career opportunity, and we will count on your leadership to make a difference throughout Newell Brands.

Sincerely,

/s/Michael B. Polk

Michael B. Polk
Chief Executive Officer

This offer is irrevocable and open for your acceptance until 5:00 PM EST on May 12, 2016. To indicate your acceptance of this offer, please sign in the space provided below and return it to me.

This offer is intended to lay out all elements of your compensation. Compensation offers outside this letter agreement, or a previous offer letter, are not binding and will not be honored, so you should make sure you are clear on all parts of your offer and future expectations before signing this letter agreement. Benefits programs, however, may change from year to year, so your benefits such as medical, dental, vision, retirement, and time off will be governed by the benefit plans in place at any given time.

Your signature indicates acknowledgement that if employed, your employment is to be "at will" which means that either the Company or you may terminate your employment at any time, with or without notice, subject to the terms of this letter agreement above.

By signing this letter, you represent and warrant that you are not a party to any agreement that would limit your ability to work for Newell Brands Inc. You further represent and warrant that your employment with Newell Brands Inc. will not require you to disclose or use any confidential, proprietary or trade secret information belonging to your prior employers. You additionally understand and acknowledge that Newell Brands Inc. does not require nor want you to disclose any such confidential, proprietary or trade secret information.

 /s/ William A. Burke
___________________________
Signature

_May 12, 2016
Date

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